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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                                                         EXHIBIT 12.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)




                                                              Three Months Ended        Six Months Ended
                                                                June 30, 1999            June 30, 1999
                                                             -------------------        ----------------

EARNINGS:
  Income from continuing operations
     before income taxes                                         $      9,502           $       18,526

ADD:
  (a) Fixed charges                                                    23,792                   47,226

DEDUCT:
  (a) Interest capitalized during year                                 ------                   ------
                                                                 -------------           --------------

Earnings, for computation purposes                               $     33,294           $       65,752
                                                                 =============           ==============



FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized              $     23,461           $       46,637
  Portion of rents representative of the
     interest factor                                                      299                      525
  Amortization of debt expense                                             32                       64
                                                                 -------------           -------------

Fixed charges, for computation purposes                          $     23,792           $       47,226
                                                                 =============           =============


Ratio of earnings to fixed charges                                       1.40 x                   1.39 x

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